Common Stock (Nasdaq: STRR):
Stock Price [1]: $9.65
3.4 million shares outstanding [2]

Star Equity Holdings

November 2025

Series A Preferred Stock (Nasdaq: STRRP):
Stock Price [1]: $10.05
2.7 million shares outstanding [2]
10% annual cash dividend

[1] 11/20/25 closing price. [2] As of 10/31/2025.

A Diversified Holding Company with Four Divisions

Building Solutions

KBS Builders Inc.

- Designs and manufactures modular structures for commercial and residential projects.

Glenbrook Building Supply, Inc. / EdgeBuilder, Inc. (Wall panels for the pro builder.)

- Designs and manufactures wood wall panels and permanent wood foundations.
- Distributes building materials and operates two lumber yards and showrooms.

Timber Technologies

- Designs and manufactures engineered wood products: glue-laminated timber ("glulam") columns, beams, and trusses.

Business Services

Hudson Talent Solutions

- Global total talent solutions provider: partners with talent acquisition, HR, and procurement leaders around the world to build diverse, high-impact teams, and drive business success.

Energy Services

Alliance Drilling Tools

- Engaged in the rental, sales, and repair of downhole tools used in oil and gas, geothermal, mining, and waterwell industries.

Investments

Star Equity Fund, LP / Catalyst MedTech



- Makes strategic investments in public companies.
- Holds private company debt & minority equity interests.
- Owns, manages, and finances operating company real estate assets.

Pro forma Financial Highlights [1] [2]

$242M 2026E Revenue	**$14M** 2026E Adj. EBITDA
$1.15 2026E Adj. EPS	**$240M** NOLs as of 12/31/2024

[1] 2026E figures based on Bloomberg consensus estimates.

[2] The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, including Bloomberg consensus estimates, whether as a result of new information, future events or otherwise. Please refer to the section regarding "Forward-Looking Statements" on page 2 of the accompanying investor presentation for more information.

Similar to private equity, but with key distinctions allowing Star to:

1. Scale quickly and profitably through organic growth
2. Have flexible holding periods thanks to an open-ended investment time horizon
3. Have a long-term partnership approach rather than short-term transactional one
4. Pursue both private and public acquisition targets, sometimes through activism [3]
5. Be a logical aggregator of select microcaps that fit Star's acquisition criteria
6. Leverage a mix of cash, debt, and common & preferred stock to offer flexible deal structures to counterparties

Medium-term Goals (~5-year) :

1. Outperform the Russell 2000 Index
2. Get added to the Russell 2000 Index

[3] Public activism efforts are not always in pursuit of acquisition.